Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Tax-Managed Funds – Dryden Large-Cap Core Equity Fund:

We consent to the incorporation by reference in the registration statement (Nos. 811-09101 and 333-66895 ) on Form N-1A of Dryden Tax-Managed Funds – Dryden Large-Cap Core Equity Fund (the “Fund”) of our report dated December 21, 2007, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Fund as of October 31, 2007, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, which report appears in the October 31, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

February 26, 2008